UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Carter’s, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2014

Dear Shareholder,

It is my pleasure to invite you to attend our 2014 Annual Meeting of Shareholders on May 14, 2014. The meeting will be held at 8:00 a.m. at our offices located at 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326.

The attached Notice of the 2014 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting. Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions by telephone, over the internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and Leadership Team of Carter’s, Inc., thank you for your continued support.

Sincerely,

Michael D. Casey
Chairman and Chief Executive Officer

3438 Peachtree Road NE, Suite 1800

Atlanta, Georgia 30326

Tel: (678) 791-1000

Fax: (404) 846-1647

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2014 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 14, 2014 at our offices located at 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326. The business matters for the Annual Meeting are as follows:

1)	The election of four Class II directors;

2)	An advisory approval of executive compensation;

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014; and

4)	Any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 25, 2014 are entitled to receive notice of, attend, and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by telephone or over the internet.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.

Important notice regarding the availability of proxy materials for the

2014 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 14, 2014:

The proxy materials and the Annual Report to Shareholders are available at

http://www.carters.com/annuals

The Board of Directors recommends that you vote FOR each of the proposals identified above.

By order of the Board of Directors,

Michael C. Wu
Senior Vice President, General Counsel, & Secretary

Atlanta, Georgia
April 9, 2014

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2014 Annual Meeting of Shareholders on May 14, 2014 (the “Annual Meeting”). This proxy statement and accompanying proxy card are being mailed on or about April 16, 2014 to shareholders of record as of March 25, 2014 (“record date”).

You are receiving this proxy statement because you owned shares of Carter’s common stock on the record date and are, therefore, entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matters on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to address the following business matters:

1.	The election of four Class II directors (see page 13);

2.	An advisory approval of executive compensation (the “say-on-pay” vote) (see page 39);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year 2014 (see page 41); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting. As of the record date, there were 53,751,457 shares of common stock issued and outstanding.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record for these shares. As the shareholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee, or nominee that holds your shares. Your broker, trustee, or nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal Number Three. Therefore, your broker will not have discretion to vote on Proposal Number One and Proposal Number Two unless you specifically instruct your broker on how to vote your shares by returning your completed and signed voting instruction card.

What are my choices when casting a vote with respect to the election of Class II directors, and what vote is needed to elect the director nominees?

In voting on the election of Class II directors (Proposal Number One), shareholders may:

1.	vote for any of the nominees,

2.	vote against any of the nominees, or

3.	abstain from voting on any of the nominees.

Pursuant to our by-laws and our corporate governance principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class II directors. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee and votes to “abstain” with respect to that nominee. Broker non-votes and votes to abstain on Proposal Number One will be counted toward the quorum, and abstentions will have the practical effect of a vote “against” a director nominee.

What are my choices when casting an advisory vote on approval of executive compensation, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this Proposal?

In voting on executive compensation (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s named executive officers, on an advisory basis, as described in this proxy statement,

2.	vote against the approval of compensation of the Company’s named executive officers, on an advisory basis, as described in this proxy statement, or

3.	abstain from voting on compensation of the Company’s named executive officers, on an advisory basis, as described in this proxy statement.

Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2014, and what vote is needed to approve this Proposal?

In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.	vote to ratify PwC’s appointment,

2.	vote against ratifying PwC’s appointment, or

3.	abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the nominees for Class II directors (Proposal Number One);

FOR the approval of executive compensation of the Company’s named executive officers as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

If you are a shareholder of record, you may vote in one of four ways. First, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting over the internet. Second, you may vote by touch-tone telephone by calling 1-800-690-6903. Third, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope. Fourth, you may vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Michael C. Wu, Senior Vice President,

General Counsel, and Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted by telephone or over the internet, you may change your vote by calling 1-800-690-6903 and following the instructions. The powers granted by you to the proxy holders will be suspended if you attend the Annual Meeting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (678) 791-1000.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2013 Annual Report accompanies this proxy statement and is available at http://www.carters.com/annuals. Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s Annual Meeting?

Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting, and must be received prior to the close of business on December 17, 2014. There are additional requirements under our by-laws and the proxy rules to present a proposal, including continuing to own a minimum number of shares of our stock until next year’s Annual Meeting and appearing in person at the Annual Meeting to explain your proposal. Shareholders who wish to make a proposal to be considered at next year’s Annual Meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 14, 2015 and no later than February 13, 2015.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (678) 791-1000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

The Board believes that each director, including the nominees for election as Class II directors (Proposal Number One), has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations. Our directors have extensive experience in different fields, including apparel and retail (Ms. Castagna and Messrs. Casey, Eagle, Fulton, Pulver, Welch, and Whiddon); brand marketing (Ms. Brinkley, Ms. Castagna, and Messrs. Cleverly and Eagle); logistics and technology (Mr. Whiddon); global sourcing (Messrs. Eagle and Welch); and finance and accounting (Ms. Brinkley and Messrs. Casey, Montgoris, Pulver, and Whiddon).

The Board also believes that, as indicated in the following biographies, each director has demonstrated significant leadership as chief executive officers (Ms. Castagna and Messrs. Casey, Eagle, and Pulver), division presidents (Ms. Brinkley and Messrs. Cleverly, Fulton, and Welch), and other senior executive officers (Messrs. Montgoris and Whiddon). In addition, many of our directors have significant experience in the oversight of public companies due to their services as directors of Carter’s and other companies.

Amy Woods Brinkley became a director in February 2010. Ms. Brinkley is the Manager and Owner of AWB Consulting, LLC, which provides executive advising and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after spending more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009. Prior to 2002, Ms. Brinkley served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses. Before that, Ms. Brinkley held positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change. Ms. Brinkley is currently a director of TD Bank Group and the Bank of America Charitable Foundation. She also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

Michael D. Casey became a director in August 2008 and was named Chairman of the Board of Directors in August 2009. Mr. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, from 1982 to 1993.

Vanessa J. Castagna became a director in November 2009. Ms. Castagna served as Executive Chairwoman of Mervyns, LLC from 2005 until early 2007. Ms. Castagna previously served as Chairwoman and Chief Executive Officer of JCPenney Stores, Catalog and Internet for J.C. Penney Company, Inc. from 2002 through 2004. While at JCPenney, Ms. Castagna also served as its Chief Operating Officer from 1990 to 2002. Prior to that, Ms. Castagna held various senior-level merchandising positions at Target, Walmart, and Marshall’s. Ms. Castagna is currently a director of Levi Strauss & Co. and serves on the board of trustees of Purdue University.

A. Bruce Cleverly became a director in March 2008. Mr. Cleverly retired as President of Global Oral Care from Procter & Gamble Company/The Gillette Company in September 2007, a position he held since 2005. Mr. Cleverly joined The Gillette Company in 1975 as a Marketing Assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom. In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business. In October 2005, Mr. Cleverly became President of The Procter & Gamble Company’s Global Oral Care division. Mr. Cleverly is a director of Rain Bird Corporation, Shaser BioScience, Inc., and WaterPik, Inc.

Jevin S. Eagle became a director in July 2010. Mr. Eagle is the Chief Executive Officer and director of DavidsTea Inc., a specialty tea retailer in the U.S. and Canada, which he joined in April 2012. Mr. Eagle previously held several senior leadership positions at Staples, Inc. from 2002 to 2012, serving most recently as Executive Vice President, Merchandising and Marketing. Prior to joining Staples, Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001 where he was a partner in the firm’s retail practice.

Paul Fulton became a director in May 2002. Mr. Fulton retired as President of Sara Lee Corporation in 1993 after spending 34 years with the company. He is currently non-executive chairman of the board of directors of Bassett Furniture Industries, Inc. and a director of Premier Commercial Bank. Mr. Fulton was previously a director of Bank of America Corporation, where he served from 1993 to 2007; Lowe’s Companies, Inc., where he served from 1996 to 2007; and Sonoco Products Company, Inc., where he served from 1989 to 2005.

William J. Montgoris became a director in August 2007. Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company. While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996. Mr. Montgoris currently serves as the non-executive chairman of the board of directors of Stage Stores, Inc. Mr. Montgoris is also on the board of trustees of Colby College. Mr. Montgoris was previously a director of OfficeMax Incorporated, where he served from July 2007 to November 2013.

David Pulver became a director in January 2002. Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc. Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009 and Costco Wholesale Corporation, where he served from 1983 through 1993. Mr. Pulver currently serves as a trustee of Colby College and as a director of the Bladder Cancer Advocacy Network (BCAN). Mr. Pulver was a founder of The Children’s Place, Inc. and served as its Chairman and Co-Chief Executive Officer until 1982.

John R. Welch became a director in February 2003. Mr. Welch retired as President of Mast Industries (Far East) Ltd., a leading global sourcing company, in April 2002 after spending 18 years with the company. Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983. Mr. Welch is currently a director of Brandot International Ltd.

Thomas E. Whiddon became a director in August 2003. Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000. From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer. Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis. Mr. Whiddon is currently a director of Sonoco Products Company, Inc., Dollar Tree Stores, Inc., and BayCare Health System.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that positions of Chairman of the Board of Directors and Chief Executive Officer may be combined if the non-management directors determine it is in the best interest of the Company. In August 2009, the non-management directors appointed Mr. Casey, who was the then-current Chief Executive Officer and a sitting Board member, as Chairman. The Board believes it is appropriate to continue to combine the positions of the Chairman and Chief Executive Officer. Mr. Casey has over 20 years of management, finance, and administrative leadership experience at the Company. In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In connection with Mr. Casey’s appointment as Chairman, the non-management directors also created the position of Lead Independent Director (“Lead Director”) and appointed Mr. Whiddon to serve in that role. The non-management directors created the Lead Director position to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of the Lead Director include:

•	serving as an advisor to the Chief Executive Officer on Board, executive management, and other significant matters;

•	serving, as necessary, as a liaison between non-management directors and the Chief Executive Officer;

•	providing annual Board assessment and other feedback to the Chief Executive Officer;

•	advising the Chief Executive Officer on the Board’s informational needs;

•	consulting on Board meeting materials, schedules, and agendas;

•	calling and presiding over executive sessions of non-management directors;

•	presiding at Board meetings in the absence of the Chairman; and

•	after consultation with the Chief Executive Officer, communicating with major shareholders or other interested parties, as appropriate.

Risk Oversight

The Company’s management is responsible for identifying, assessing, managing, and mitigating the Company’s strategic, financial, operational and compliance risks. The Board is responsible for overseeing risk management at the Company and management’s efforts in these areas. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees. The Board’s Audit Committee is responsible for overseeing the processes, procedures and capabilities of the Company’s enterprise risk management program, risks related to financial statements, financial reporting, and internal controls, as well as compliance with legal and regulatory requirements. The Compensation Committee oversees risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally, as well as compliance with legal and regulatory requirements as they relate to compensation. The Compensation Committee reviewed the Company’s compensation policies and practices with management to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee is responsible for overseeing compliance with legal and regulatory requirements as such requirements relate to corporate governance, and for overseeing risks related to the Company’s social compliance program. The Board and its Committees receive updates from senior management on relevant risks and management efforts in these areas at its Board and Committee meetings at least annually and more frequently, as appropriate.

Board Meetings

Our Corporate Governance Principles require Carter’s to have at least four regularly scheduled Board meetings each year, and each director is expected to attend each meeting. The Board met five times during fiscal 2013. In fiscal 2013, no director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings. Although the Company does not have a policy regarding director attendance at Annual Meetings, all directors, with the exception of Ms. Castagna, attended the Company’s Annual Meeting in fiscal 2013.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. Any non-management director can request that an additional executive session be scheduled. The Board’s Lead Director presides at the executive sessions of non-management directors.

Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

Audit Committee

The members of our Audit Committee are Ms. Brinkley and Messrs. Montgoris, Pulver, and Whiddon. Mr. Pulver serves as Chairman of the Audit Committee. During fiscal 2013, the Audit Committee held nine meetings. The Audit Committee is responsible for, among other things:

•	oversight of quality and integrity of, and risks related to, the consolidated financial statements, including the accounting, auditing, and financial reporting practices of the Company;

•	oversight of the Company’s internal control over financial reporting;

•	oversight of the Company’s audit process;

•	oversight of the processes, procedures and capabilities of the Company’s enterprise risk management program;

•	appointment of the independent auditor and oversight of their performance, including their qualifications and independence;

•	oversight of the Company’s compliance with legal and regulatory requirements, except to the extent oversight is delegated to other Board committees; and

•	oversight of the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the New York Stock Exchange’s (“NYSE”) listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards. The Board has also determined that each of Messrs. Montgoris, Pulver, and Whiddon is an “audit committee financial expert” as defined under the SEC rules.

The Audit Committee Report is included in this proxy statement on page 40.

Compensation Committee

The members of our Compensation Committee are Messrs. Cleverly, Eagle, Fulton, and Welch. Mr. Fulton serves as Chairman of the committee. During fiscal 2013, the Compensation Committee held four meetings. The Compensation Committee is responsible for, among other things:

•	establishing the Company’s philosophy, policies and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies, as determined from time to time by the Committee;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of performance, market benchmarks, and other factors;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies and programs with respect to executive officers, independent directors and certain key personnel;

•	monitoring and evaluating benefit programs for the Company’s executive officers and certain key personnel;

•	reviewing and discussing with management, and recommending to the Board for inclusion in the proxy statement, proposals relating to shareholder advisory votes on executive compensation (the “say-on-pay” proposal) and on the frequency of the “say-on-pay” proposal; and

•	reviewing and discussing with management the Company’s compensation discussion and analysis (“CD&A”) and producing an annual report on executive compensation for inclusion in the proxy statement, as applicable.

This year’s Compensation Committee Report is included in this proxy statement on page 29.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2013 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Ms. Castagna and Messrs. Cleverly, Welch, and Whiddon. Mr. Welch serves as Chairman of the committee. During fiscal 2013, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates qualified to become Board members;

•	recommending directors for appointment to Board Committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available in the Investor Relations section of our website at www.carters.com or in print by contacting Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board of Directors. In the event that vacancies occur or are anticipated, the Committee will consider prospective nominees that come to its attention through current Board members, search firms or certain shareholders. The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner, share ownership at the time of the Annual Meeting, and including the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, the Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. Although the Committee does not have a formal policy on diversity, it believes that diversity is an important factor in determining the composition of the Board, and seeks to have Board members with diverse backgrounds, experiences, and points of view. In connection with its assessment of all prospective nominees, the Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview such prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Committee selects the nominees for election at the Annual Meeting.

Shareholder Communication with Directors

A shareholder or other interested party may submit a written communication to the Board, the Lead Director or individual non-management directors. The submission must be delivered to Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting.

The Board, the Lead Director, or non-management directors may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, the Lead Director or non-management directors, as appropriate, at, or prior to, the next scheduled meeting of the Board. The Board, the Lead Director or non-management directors, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Corporate Governance Principles and Code of Ethics

The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and Code of Ethics provide the structure within which our Board and management operate the Company. The Company’s Code of Ethics applies to all directors and Company employees, including the Company’s executive officers. Our Corporate Governance

Principles and Code of Ethics are available in the Investor Relations section of our website at www.carters.com or in print by contacting Mr. Wu at the Company’s address set forth in the Notice of the Annual Meeting.

Director Independence

The NYSE listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s directors to be independent from the Company and the Company’s management. For a director to be considered independent, the Board must determine that the director has no direct or indirect material relationship with the Company. The Board considers all relevant information provided by each director regarding any relationships each director may have with the Company or management. As a result of this review, our Board has determined that all of our non-management directors are independent and meet the independence requirements under the listing standards of the NYSE and rules and regulations of the SEC.

PROPOSAL NUMBER ONE

ELECTION OF CLASS II DIRECTORS

The Board proposes that the four Class II director nominees be re-elected to the Board to serve until the Annual Meeting in 2017, or until his or her earlier resignation, death, or removal. In addition to the four Class II nominees, the Company’s current Class I and Class III directors are listed below. Each nominee currently serves as a Class II director.

Class II Nominees—Terms Expiring at the Annual Meeting

Name	Age
Amy Woods Brinkley	58
Michael D. Casey	53
A. Bruce Cleverly	68
Jevin S. Eagle	47

The individuals who will continue to serve as Class I and Class III directors after the Annual Meeting are:

Class III Directors—Terms Expiring at the Annual Meeting in 2015

Name	Age
Paul Fulton	79
John R. Welch	82
Thomas E. Whiddon	61

Class I Directors—Terms Expiring at the Annual Meeting in 2016

Name	Age
Vanessa J. Castagna	64
William J. Montgoris	67
David Pulver	72

The Board recommends a vote FOR the election of Amy Woods Brinkley, Michael D. Casey, A. Bruce Cleverly, and Jevin S. Eagle as Class II directors.

Vote Required

Pursuant to our by-laws and our Corporate Governance Principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class II directors. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee and votes to “abstain”

with respect to that nominee. Abstentions and broker non-votes will be counted towards a quorum, and abstentions will have the practical effect of a vote “against” a director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation. The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next Annual Meeting of Shareholders at which such director faces re-election and until such director’s successor is elected and qualified.

COMPENSATION OF DIRECTORS

Each of our non-management directors receives an annual retainer, meeting fees, and an annual equity grant. Each of our committee chairmen and our Lead Director receives an additional retainer. With respect to each director who served on the Board in fiscal 2013, each such director’s annual retainer was comprised of a $55,000 cash payment and a standard fully-vested grant of our common stock valued at approximately $120,000. Each director received meeting fees of $2,500 for each regularly scheduled Board meeting, $1,000 for each special Board meeting, and $1,000 for each regularly scheduled or special meeting of our standing Board committees.

In fiscal 2013, the chairman of our Audit Committee and our Lead Director each received $20,000 cash retainers, and the chairmen of our Compensation and Nominating and Corporate Governance Committees each received $15,000 cash retainers.

We reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business. Mr. Casey receives no additional compensation for serving on the Board. There are no family relationships among any of the directors or our executive officers and none of our non-management directors performed any services for the Company other than services as directors.

The following table provides information concerning the compensation of our non-management directors for fiscal 2013.

FISCAL 2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (a)	Stock Awards ($) (b)	Total ($)
Amy Woods Brinkley	$78,000	$120,022	$198,022
Vanessa J. Castagna	$66,500	$120,022	$186,522
A. Bruce Cleverly	$74,000	$120,022	$194,022
Jevin S. Eagle	$69,000	$120,022	$189,022
Paul Fulton	$85,000	$120,022	$205,022
William J. Montgoris	$74,500	$120,022	$194,522
David Pulver	$96,000	$120,022	$216,022
John R. Welch	$89,000	$120,022	$209,022
Thomas E. Whiddon	$102,000	$120,022	$222,022

(a)	This column reports the amount of cash compensation earned in fiscal 2013 through annual cash retainers and meeting fees.

(b)	We issued 1,797 shares of common stock to each non-management director with a grant date fair value of $66.79 per share. As of March 25, 2014, none of our non-management directors held any outstanding equity awards.

For complete beneficial ownership information of our common stock for each director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 37.

Utilizing data on non-management director compensation from the Company’s peer group, as well as considering general industry trends presented by Hay Group, an independent compensation consultant, the Compensation Committee determined not to increase non-management director compensation for fiscal 2013.

Under the Company’s minimum ownership guidelines, no director may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he or she owns shares of Company stock with a total market value in excess of five (5) times his or her annual cash retainer, or $275,000, by the end of his or her second term of service on the Board. Each of our directors complied with these ownership guidelines in fiscal 2013.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	53	Chairman of the Board of Directors and Chief Executive Officer
Brian J. Lynch	51	President
Kevin D. Corning	51	Executive Vice President, International
Lisa C. Evans	59	Executive Vice President and Brand Leader for Carter’s
William G. Foglesong	44	Senior Vice President of Marketing
Christopher W. Rork	47	Executive Vice President of Supply Chain
Richard F. Westenberger	45	Executive Vice President, Chief Financial Officer
Jeffrey B. Williams	40	Senior Vice President of Retail
Jill A. Wilson	47	Senior Vice President of Human Resources and Talent Development
Michael C. Wu	47	Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary

Michael D. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Mr. Casey became a director in 2008 and was named Chairman of the Board of Directors in 2009. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, from 1982 to 1993.

Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising. Mr. Lynch was promoted to Senior Vice President in 2008. In 2009, Mr. Lynch was promoted to Executive Vice President and Brand Leader for Carter’s. In 2012, Mr. Lynch was promoted to President. Prior to joining the Company, Mr. Lynch was with The Walt Disney Company in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division. Prior to Disney, Mr. Lynch worked for Champion Products, a division of Hanesbrands Inc.

Kevin D. Corning joined the Company in 2012 as Executive Vice President, International. From 2008 to 2012, Mr. Corning served as a General Manager in the Luxury & Lifestyle division of DKSH, a leading market expansion services company, where he was responsible for the manufacturing, marketing, and retail distribution of leading brands in Asia, including Levi’s and Dockers. From 2005 to 2007, Mr. Corning served as President of Masterfoods Brazil, a division of Mars, Incorporated. Mr. Corning started his career with Kraft Foods, Inc. and also worked for Nike, Inc. in various management positions, including country general manager roles in Chile and Brazil.

Lisa C. Evans joined the Company in 2009 as Senior Vice President of Sales. In 2013, Ms. Evans was promoted to Executive Vice President and Brand Leader for Carter’s. From 2005 to 2009, Ms. Evans worked for Macy’s, Inc. as Senior Vice President and General Merchandise Manager for various product lines. Prior to that, Ms. Evans served as a Senior Vice President and General Merchandise Manager with The May Company.

William G. Foglesong joined the Company in 2010 as Senior Vice President of Marketing, with responsibility for marketing and eCommerce. From 2008 to 2010, Mr. Foglesong was the Vice President of Marketing and Direct-To-Consumer at Spanx, Inc., a leading woman’s apparel company. From 2002 to 2008, Mr. Foglesong worked at The Home Depot, Inc. where he held various management positions, including General Manager of Home Depot Direct. Mr. Foglesong started his career with General Electric and gained additional experience at The Boston Consulting Group where he focused on building internet strategies for his clients.

Christopher W. Rork joined the Company in 2011 as Executive Vice President of Supply Chain. From 2007 to 2011, Mr. Rork was with Levi Strauss & Co., where he was responsible for product development, sourcing and for supply planning, logistics, and distribution for its Asian operations. From 2006 to 2007, Mr. Rork worked as the Chief Operating Officer for Little Me, Inc., a children’s apparel design and marketing company. Prior to Little Me, Mr. Rork worked at Ralph Lauren Corporation where he held various manufacturing, operations, product development, and sourcing positions.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President and Chief Financial Officer. Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions. Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008. From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organization, Sears, Roebuck and Co., including Senior Vice President and Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations. Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc. He began his career at Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, and is a certified public accountant.

Jeffrey B. Williams joined the Company in 2004 as Director of Supply Chain. Mr. Williams was promoted to Vice President of Inventory Management in 2004 and was named Vice President of Operations in 2006. Mr. Williams was promoted to Senior Vice President, Retail Planning and Allocation in 2007 and was named Senior Vice President, Retail Operations and Strategy in 2011. In 2012, Mr. Williams was promoted to Senior Vice President of Retail. Prior to joining the Company, Mr. Williams served in management and other roles at The Home Depot, Inc. and Bain & Company.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources. In 2010, Ms. Wilson was promoted to Senior Vice President of Human Resources and Talent Development. Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s. While at Macy’s, Ms. Wilson held various human resources positions of increasing responsibility, including Group Vice President of Human Resources. Ms. Wilson has experience in a broad range of human resources disciplines, including talent management, organizational development, compensation, and talent acquisition.

Michael C. Wu joined the Company in 2014 as Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary. From 2006 to 2014, Mr. Wu served as General Counsel and Secretary of Rosetta Stone, Inc., the leading provider of education technology and language-learning solutions. From 1999 to 2006, Mr. Wu served in several legal and executive positions with Teleglobe International Holdings Ltd., a publicly traded international telecommunications company, and its predecessor company, including as Vice President and General Counsel. Prior to joining Teleglobe, Mr. Wu was a Senior Counsel for Global One Communications LLC, an international telecommunications joint venture between Sprint Corporation, Deutsche Telekom and France Telecom.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting compensation of our executive officers, including our named executive officers, and our executive compensation decisions for fiscal 2013.

Our named executive officers for fiscal 2013 were:

•	Michael D. Casey, Chief Executive Officer;

•	Richard F. Westenberger, Executive Vice President and Chief Financial Officer;

•	Brian J. Lynch, President;

•	Kevin D. Corning, Executive Vice President, International;

•	Jeffrey B. Williams, Senior Vice President of Retail; and

•	Lisa A. Fitzgerald, Former Executive Vice President and Brand Leader for OshKosh B’gosh.

Mr. Corning joined the Company as Executive Vice President, International, on November 26, 2012. Mr. Williams was promoted to Senior Vice President of Retail in December of 2012, and, as part of the Company’s recent office consolidation initiative, relocated from Connecticut to Georgia. Effective March 1, 2014, Ms. Fitzgerald left the Company. As of December 5, 2013, Ms. Fitzgerald no longer served as an executive officer of the Company.

Executive Compensation Highlights for 2013

The Compensation Committee believes that our executive compensation program is appropriately designed to attract and retain superior executive talent and drive performance. After review of various factors, including our financial performance, the Compensation Committee took the following actions, among others, with respect to fiscal 2013 compensation for our named executive officers:

•	Reviewed and modified the peer group used by the Compensation Committee as a source of comparative compensation data;

•	Paid out annual cash incentive compensation at 115% of target based on achieving 115% of the Company’s 2013 goals for performance in net sales, adjusted EBIT, and adjusted EPS; and

•	Approved grants of stock options and time- and performance-based restricted shares.

Compensation Governance

What We Do:	What We Do Not Do:

Align Pay with Company Performance: A significant portion of our named executive officers’ total direct compensation is linked to Company performance in the form of incentive compensation and long-term performance stock.	No Guaranteed Annual Salary Increases or Guaranteed Bonuses
No Re-Pricing of Stock Options Without Shareholder Approval

Retain an Independent Compensation Consultant: The Compensation Committee retains an independent consultant to advise it on executive and director compensation matters and to help analyze comparative compensation data to confirm that the design and pay levels of our compensation program are consistent with market practices.

No Hedging, Pledging, or Short Sales of Company Stock No Special Perquisites Provided on an Annual Basis to Our Named Executive Officers No Grants Below 100% Fair Market Value

Utilize Stock Ownership Guidelines: We have stock ownership guidelines for our executive officers to encourage our executives to maintain a meaningful equity interest in the Company in order to more closely align executives’ interests with those of our shareholders in general.

Utilize Equity Retention Guidelines: Our equity retention policy for executive officers requires holding periods for time-based restricted stock and time-based stock option grants.

Have Double-Trigger Cash Severance Arrangements in the Event of a Change of Control: Our severance agreements with executive officers provide for cash severance benefits to be paid only if there is a qualifying termination in connection with a change of control.

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our named executive officers’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The Company’s compensation program for our named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks, by linking a significant portion of our named executive officers’ total direct compensation to Company performance in the form of incentive compensation and long-term performance stock. The principal components of the compensation structure for our named executive officers are base salary, annual cash incentive compensation, and long-term equity incentive compensation. Together, the Company refers to these three components as total direct compensation.

Say-on-Pay Results

At the 2013 Annual Meeting of Shareholders, over 82% of the votes cast were in favor of the advisory vote to approve executive compensation. While this vote was advisory and not binding, the Compensation Committee carefully considered the result of the say-on-pay vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. After reflecting on the say-on-pay vote, our Compensation Committee decided that no changes to the 2013 compensation philosophy were necessary. At the 2014 Annual Meeting of Shareholders, the Company plans to again hold an annual advisory vote to approve executive compensation. The Compensation Committee plans to continue to consider the results from this year’s and future advisory votes on executive compensation.

Role of the Compensation Committee, Independent Consultant and Management

Our Compensation Committee sets the total direct compensation of our named executive officers. Our Compensation Committee also sets the financial performance targets for our named executive officers’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards. Our Compensation Committee has engaged Hay Group, an independent compensation consultant, to advise it on executive and director compensation matters. Hay Group also assists the Committee in gathering and analyzing comparative compensation data both from among the companies in Hay Group’s Retail Industry Executive and Management Total Remuneration Survey and from our peer group, each as described in more detail below. With the goal of maintaining the effectiveness of our executive compensation program, and to keep it consistent with our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our named executive officers, and compares it with compensation data from Hay Group’s retail survey, as described below, and our peer group.

Hay Group serves at the discretion of the Compensation Committee and regularly attends executive sessions with the Compensation Committee. At the direction of the Compensation Committee, our Chief Executive Officer works with Hay Group to review comparative compensation data and makes recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our named executive officers, other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer, based on recommendations made by Hay Group. The Compensation Committee has assessed the independence of Hay Group pursuant to the SEC rules and has determined that the work provided by Hay Group did not raise a conflict of interest.

Factors Used in Determining Executive Compensation

In setting compensation of all named executive officers, our Compensation Committee takes into account multiple objective and subjective factors, including:

(i)	the nature and scope of each executive’s responsibilities;

(ii)	comparative compensation data for executives in similar positions at companies in Hay Group’s retail survey, as described below, and in our peer group;

(iii)	each executive’s experience, performance, and contribution to the Company;

(iv)	the Company’s performance;

(v)	prior equity awards and potential future earnings from equity awards;

(vi)	retention needs; and

(vii)	any other factors the Committee deems relevant.

The Retail Survey and Peer Group Analysis

The survey conducted by Hay Group is comprised of 137 companies in the retail and wholesale industry and provides comparable compensation information by controlling for differences in companies’ revenue size and in the scope of responsibility of different executives. Beginning in August 2012, the Compensation Committee, at the advice of Hay Group, began using a subset of Hay Group’s survey for executive compensation market assessment. For 2013, this subset included 51 companies (“Retail Survey” as listed in Appendix A). The Compensation Committee believes that these companies are engaged in businesses more similar to the Company’s business than the other companies in Hay Group’s survey because they are largely apparel and related products retailers or department stores who primarily sell apparel and related products. In addition, our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales. In fiscal 2013, our peer group was comprised of the following sixteen companies:

Aeropostale, Inc.	Fossil, Inc.
American Eagle Outfitters, Inc.	Guess?, Inc.
Ann, Inc.	Hanesbrands Inc.
Ascena Retail Group, Inc.	Jones Group, Inc.
Chico’s FAS, Inc.	Quiksilver, Inc.
The Children’s Place, Inc.	Under Armour, Inc.
Coach, Inc.	Urban Outfitters, Inc.
Columbia Sportswear Company	The Warnaco Group, Inc.

In August 2013, our Compensation Committee conducted with Hay Group its annual review of our peer group and determined to remove The Warnaco Group, Inc. as it had been acquired in 2012 by PVH Corp and is no longer a public company. The Compensation Committee determined, based on the criteria established for inclusion in the peer group, not to add any other companies to the peer group.

Total Direct Compensation

In setting a total direct compensation target for each named executive officer, our Compensation Committee considers both objective and subjective factors set forth above, as well as prior equity awards, potential future earnings from equity awards, and retention needs. The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group to understand where the compensation it sets falls relative to the market practices. However, the Compensation Committee does not set compensation components to meet specific benchmarks, such as targeting any element or total direct compensation “at the 50th percentile” or “at the 75th percentile.” Rather, these levels were selected because the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the executive officer’s role and scope of responsibilities relative to the companies in the Retail Survey and our peer group. The Compensation Committee chose the actual amount of each element of compensation and the total compensation opportunity of each executive officer based, in part, on its review of data for the companies in the Retail Survey and our peer group and in part on the factors discussed above under the heading “Factors Used in Determining Executive Compensation” and below in respect of actual decisions for fiscal 2013.

Throughout fiscal 2013, our Compensation Committee reviewed compensation data from the Retail Survey and our peer group to compare the compensation of our named executive officers.

Base Salary

When setting base salaries for our named executive officers, our Compensation Committee considers the subjective and objective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group, as appropriate.

Utilizing base salary data from the Retail Survey and, with respect to Messrs. Casey and Westenberger, base salary data for the Company’s peer group, as well as making adjustments in light of the objective and subjective factors discussed above, the Committee determined to increase base salaries for fiscal 2013 for Ms. Fitzgerald and Messrs. Casey and Westenberger to better align with market competitive levels.

Mr. Corning’s base salary for fiscal 2013 was approved by the Compensation Committee based on Mr. Corning’s compensation prior to joining the Company, negotiations with Mr. Corning at the time he was hired, and taking into consideration the data for similar positions at companies set forth in the Retail Survey. The base salaries for Messrs. Lynch and Williams for fiscal 2013 were approved by the Compensation Committee in December of 2012 when they were promoted to President and Senior Vice President of Retail, respectively, after taking into consideration their respective compensation at the time and data for similar positions at companies set forth in the Retail Survey and, in the case of Mr. Lynch, our peer group.

Annual Cash Incentive Compensation

The Company makes annual cash incentive compensation (through the Annual Incentive Plan) a significant component of our named executive officers’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans. For each named executive officer, our Compensation Committee approves target annual cash incentive compensation as a percentage of such named executive officer’s base salary. In establishing these annual cash incentive compensation targets, the Compensation Committee considers our named executive officers’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data. Our named executive officers may also receive special bonuses in recognition of special circumstances or for superior performance.

In February 2013, our Compensation Committee set the following fiscal 2013 annual cash incentive compensation targets for our named executive officers: 125% of base salary for Mr. Casey, 100% for Mr. Lynch, 75% of base salary for Ms. Fitzgerald, Messrs. Corning and Westenberger, and 50% for Mr. Williams.

The named executive officers can earn their annual cash incentive compensation based upon the Company’s achievement of financial performance targets pre-determined by the Compensation Committee. In accordance with our Incentive Compensation Plan, for fiscal 2013, the Compensation Committee used three financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 25%); earnings before interest and taxes (“EBIT”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 25%); and earnings per share (“EPS”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 50%). Our Compensation Committee selected net sales, EBIT, and EPS as performance metrics because it continued to believe these metrics to be key financial measures that are aligned with the interests of our shareholders and help to measure the quality of our earnings.

Our Compensation Committee has the discretion not to award or reduce annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each named executive officer’s annual cash incentive compensation to be paid, if any. For example, our Compensation Committee has discretion to reduce future incentive compensation awards based on financial restatements or misconduct. In addition, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, Messrs. Casey and Westenberger are subject to the adjustment, cancellation or recovery of incentive awards or payments made to them in the event of a financial restatement.

Our named executive officers could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2013 based upon the Company’s achievement of the following financial targets, weighted at the following percentages:

	Net Sales ($ in billions) (25%)	EBIT ($ in millions) (25%)	EPS (50%)
25% of Target Annual Cash Incentive Compensation (Threshold)	$2.563	$291.0	$2.98
100% of Target Annual Cash Incentive Compensation (Target)	$2.635	$319.0	$3.28
200% of Target Annual Cash Incentive Compensation (Maximum)	$2.713	$349.0	$3.58
Actual 2013 Performance	$2.639	$320.0	$3.37

Based on the Company’s fiscal 2013 performance, our named executive officers were awarded 115% of their cash incentive compensation targets for fiscal 2013. Actual payouts for the named executive officers are shown in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility. Historically, our Compensation Committee has awarded time-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it could use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our named executive officers after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy. Our Compensation Committee also considers the comparative compensation data in the Retail Survey and our peer group, and our desire to retain and motivate our named executive officers and to align their goals with the long-term goals of our shareholders. Our Compensation Committee’s practice is to approve grants of stock options, restricted stock, and restricted stock units at regularly scheduled meetings. Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent. Our Compensation Committee could select a date subsequent to a regularly scheduled meeting on which to grant equity awards. Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of stock option awards by using the Black-Scholes option pricing valuation method and the value of time-based and performance-based restricted stock awards equal to the closing price of our common stock on the date of grant.

In February 2013, based on criteria described above, our Compensation Committee approved annual stock option, restricted stock and performance-based restricted stock grants for each named executive officer. Mr. Casey received an annual grant of 50,000 time-based stock options, 25,000 shares of time-based restricted stock, and 50,000 shares of performance-based restricted stock. Mr. Lynch received an annual grant of 18,000 time-based stock options, 9,000 shares of time-based restricted stock, and 18,000 shares of performance-based restricted stock. Ms. Fitzgerald and Mr. Westenberger each received an annual grant of 8,000 time-based stock options, 4,000 shares of time-based restricted stock, and 8,000 shares of performance-based restricted stock. Mr. Corning’s equity awards were approved by the Compensation Committee based on Mr. Corning’s compensation prior to joining the Company, negotiations with Mr. Corning at the time of hire, and after taking into consideration the data for similar positions at companies in the Retail Survey. In February 2013, Mr. Corning received a grant of 20,000 time-based stock options, 10,000 shares of time-based restricted stock, and 8,000 shares of performance-based restricted stock. Mr. Williams received an annual grant of 3,400 time-based stock options, 1,700 shares of time-based restricted stock, and 3,400 shares of performance-based restricted stock. Additionally, the Compensation Committee, taking into consideration comparative compensation data, approved a special retention grant of 1,700 shares of time-based restricted stock for Mr. Williams. The Compensation Committee also approved special grants of 3,000 time-based stock options and 1,500 shares of time-based restricted stock for Mr. Williams as part of the Company’s initiative to move its Retail operations from Connecticut to Georgia.

Each named executive officer’s performance-based restricted shares granted in February 2013 are eligible to vest in fiscal 2016 in varying percentages (between 25% and 100%) if the Company achieves certain compound annual growth in earnings per share (as adjusted for items judged to be non-recurring or unusual in nature), measured from fiscal 2012 to fiscal 2015. Once vested, the performance-based restricted shares granted to Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

All of the time-based stock option and time-based restricted stock awards granted to our named executive officers in fiscal 2013 are subject to the equity retention policy described below, contingent on the executive officer’s continued employment with the Company, and vest in four equal, annual installments on the anniversary of the grant date, with the exception of the special grant of 1,700 restricted shares approved for Mr. Williams, which vests in full on the third anniversary of the date of grant.

Stock Ownership Guidelines and Equity Retention Policy

Our Compensation Committee regularly reviews the equity ownership of our named executive officers compared to the Company’s minimum ownership guidelines. Under the Company’s minimum ownership guidelines, no named executive officer may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he or she owns shares of Company stock with a total market value in excess of a multiple of his or her base salary and continues to maintain such level of ownership after selling Company stock. For fiscal 2013, the ownership multiples for our named executive officers were as follows: Chief Executive Officer – seven times his base salary; President – four times his base salary; Chief Financial Officer, Brand Leader for Carter’s, and Executive Vice President, International – three times their respective base salaries; and Senior Vice President of Retail – one times his base salary. Each of our named executive officers has complied with these ownership guidelines in fiscal 2013.

Our equity retention policy for executive officers requires that, prior to any sale, any time-based restricted stock granted to an executive officer after January 1, 2009 be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares. The policy also requires that time-based options granted after January 1, 2009 be held for at least one year from the date of vesting. Further, hedging and pledging of Company stock is prohibited under the Company’s policies to ensure that the interests of the holders of Company stock are fully aligned with those of shareholders in general. During 2013, none of our executive officers pledged any shares of Company stock.

401(k) Plan

The Company’s 401(k) matching program provides Company matching of employee contributions at the discretion of the Company, based on the Company’s performance. In February 2014, the Company announced that employee contributions made to the Company’s 401(k) plan in fiscal 2013 would be matched 100% by the Company for all employees.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s principal executive officer and the company’s three most highly compensated executive officers, other than its principal financial officer. This limitation generally does not apply to performance-based compensation that is awarded under a plan that is approved by the shareholders of a company and that also meets certain other technical requirements. While the Compensation Committee is mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Internal Revenue Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of stock options or other “performance-based compensation” to our executive officers, by the Compensation Committee is not a guarantee of deductibility under the Internal Revenue Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our shareholders.

Severance Agreements with Named Executive Officers

Each of our current named executive officers has a severance agreement with the Company. In the event that a named executive officer is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his or her estate will be provided his or her base salary and medical and other benefits through the termination of his or her employment.

If a named executive officer is terminated without “cause,” or a named executive officer terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the cases of: Ms. Fitzgerald and Messrs. Corning, Westenberger and Williams. The Company is also obligated to pay Ms. Fitzgerald and Messrs. Casey, Corning, Lynch, Westenberger and Williams a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he or she had been employed at the end of the year in which his employment was terminated. The determination of whether an annual cash incentive compensation is payable to the named executive officer will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met. Additionally, the Company is obligated to pay the medical, dental, and life insurance benefits for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the case of Ms. Fitzgerald and Messrs. Corning, Westenberger and Williams.

In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement) the Company terminates the named executive officer’s employment, other than for “cause” or such executive terminates his or her employment for “good reason,” the Company shall pay such named executive officer base salary, medical, dental, and life insurance benefits for 36 months in the case of Mr. Casey, 30 months in the case of Mr. Lynch, and 24 months in the case of Ms. Fitzgerald and Messrs. Corning, Westenberger and Williams. In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the named executive shall fully vest.

Severance payments made to the named executive officers are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Under the agreements with each of our named executive officers, “cause” is generally deemed to exist when such named executive officer has: (i) been convicted of a felony or entered a plea of guilty or no contest to a felony; (ii) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (iii) materially breached his or her obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (iv) willfully engaged in gross misconduct which is injurious to the Company; or, (v) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

Under the agreements with our named executive officers, “good reason” is generally deemed to exist when there is (i) a material reduction in executive’s title, duties, or responsibilities; (ii) a material change in the geographic location at which the executive must perform services; or (iii) a material breach of the executive’s agreement by the Company.

Potential Payments Upon a Termination and Change of Control

Termination

As described in more detail above under the heading “Severance Agreements with Named Executive Officers,” we have entered into certain agreements and maintain certain plans that may require us in the future, to make certain payments and provide certain benefits in the event of a termination of employment.

For purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of December 28, 2013, the last day of fiscal 2013. There can be no assurance that a termination of employment of any of our named executive officers would produce the same or similar results as those set forth below on any other date. The terms “without cause” and “good reason” are defined in the agreements with our executives and summarized above under the heading “Severance Agreements with Named Executive Officers.”

	Michael Casey	Richard Westenberger	Brian Lynch	Kevin Corning	Jeffrey Williams	Lisa Fitzgerald (b)
Base Salary	$1,800,000	$515,000	$975,000	$475,000	$400,000	$530,000
Cash Incentive Compensation (a)	1,293,800	444,200	747,500	409,700	230,000	457,125
Health and Other Benefits	17,711	9,279	13,291	9,279	8,861	9,279

Total	$3,111,511	$968,479	$1,735,791	$893,979	$638,861	$996,404

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2013 described in more detail under the heading “Annual Cash Incentive Compensation” above.

(b)	Effective March 1, 2014, Ms. Fitzgerald left the Company. The terms of her separation agreement are in line with the terms in her severance agreement.

Change of Control and Termination Following a Change of Control

In the event of a change of control, as that term is defined under the Company’s Equity Incentive Plan and individual awards, all unvested stock options and all unvested shares of restricted stock shall fully vest. In addition, as described in more detail above under the heading “Severance Agreements with Named Executive Officers,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our named executive officers in the event of a change of control (with “change of control” defined in each executive’s agreement).

For purposes of the table below, we have assumed that all unvested stock options and all unvested shares of restricted stock have fully vested immediately prior to a change of control on December 28, 2013, the last day of fiscal 2013, and that a termination without “cause” occurred immediately following a change of control on December 28, 2013. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on December 28, 2013, as reported by NYSE, which was $71.07, and the exercise price of the option. The estimated benefit amount of unvested restricted stock was calculated by multiplying the number of restricted shares held by the applicable named executive officer by the closing price of our common stock on December 28, 2013, as reported by NYSE, which was $71.07.

There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price.

	Michael Casey	Richard Westenberger	Brian Lynch	Kevin Corning	Jeffrey Williams	Lisa Fitzgerald
Base Salary	$2,700,000	$1,030,000	$1,625,000	$950,000	$800,000	$1,060,000
Cash Incentive Compensation (a)	1,293,800	444,200	747,500	409,700	230,000	457,125
Health and Other Benefits	26,567	18,558	22,152	18,558	17,721	18,558
Option Value	4,649,950	660,788	778,788	236,000	496,014	951,240
Restricted Stock Value	22,120,538	2,274,240	3,517,965	1,279,260	1,039,399	2,558,520

Total	$30,790,855	$4,427,786	$6,691,405	$2,893,518	$2,583,134	$5,045,443

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2013 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Perquisites and Other Benefits

Except for the 401(k) matching program, which applies to all employees, our named executive officers do not receive any perquisites or other benefits on an annual basis. During 2013, Messrs. Corning and Williams were both provided with benefits related to their relocation to Atlanta, including associated tax gross-ups. The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnotes to such table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Mr. Paul Fulton, Chairman
Mr. A. Bruce Cleverly
Mr. Jevin S. Eagle
Mr. John R. Welch

FISCAL 2013 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our named executive officers.

In the “Salary” column, we disclose the base salary paid to each of our named executive officers during fiscal 2013, 2012, and 2011.

In the “Bonus” column, we disclose the cash bonuses earned during fiscal 2013, 2012, and 2011, other than amounts earned pursuant to the Company’s Amended and Restated Incentive Compensation Plan.

In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2013, 2012, and 2011, without a reduction for assumed forfeitures. For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant. For time-based and performance-based stock options, the fair value is calculated based on assumptions summarized in Note 9 to our audited consolidated financial statements, which are included in our fiscal 2013 Annual Report on Form 10-K.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all compensation earned in fiscal 2013, 2012, and 2011 pursuant to the Company’s Incentive Compensation Plan.

In the column “All Other Compensation,” we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2013 Summary Compensation Table, including perquisites, and amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (c)	Total ($)
Michael D. Casey	2013	$882,692	$—		$4,445,250	$1,004,273	$1,293,800	$23,000	$7,649,015
Chairman of the Board of Directors and	2012	$818,846	$—		$5,752,350	$1,068,900	$2,103,750	$22,500	$9,766,346
Chief Executive Officer	2011	$760,000	$—		$3,408,800	$960,000	$855,000	$22,000	$6,005,800

Richard F. Westenberger	2013	$502,885	$—		$711,240	$160,684	$444,200	$17,500	$1,836,509
Executive Vice President and	2012	$460,962	$—		$511,320	$122,160	$712,800	$17,000	$1,824,242
Chief Financial Officer	2011	$425,000	$—		$455,040	$144,000	$239,100	$16,500	$1,279,640

Brian J. Lynch	2013	$650,000	$—		$1,600,290	$361,538	$747,500	$23,000	$3,382,328
President	2012	$499,038	$—		$511,320	$122,160	$779,650	$22,500	$1,934,688
	2011	$445,192	$—		$597,240	$144,000	$253,150	$16,500	$1,456,082

Kevin D. Corning	2013	$475,000	$—		$1,066,860	$401,709	$409,700	$189,892	$2,543,161
Executive Vice President, International

Jeffrey B. Williams	2013	$397,354	$150,000	(d)	$491,941	$128,547	$230,000	$592,454	$1,990,296
Senior Vice President of Retail

Lisa A. Fitzgerald	2013	$524,808	$—		$711,240	$160,684	$457,125	$23,000	$1,876,857
Former Executive Vice President and	2012	$509,808	$—		$511,320	$122,160	$764,800	$22,500	$1,930,588
Brand Leader for OshKosh B’gosh	2011	$500,000	$—		$455,040	$144,000	$281,250	$16,500	$1,396,790

(a)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

The time based restricted stock awards vest in four equal, annual installments following the date of the grant, with the exception of 1,700 shares granted to Mr. Williams in 2013. These shares will vest in full three years following the date of the grant.

Vesting of the performance based stock awards is contingent upon meeting specific performance targets through fiscal 2014 in the case of awards granted in fiscal 2011 and 2012, and through fiscal 2015 in the case of awards granted in fiscal 2013. For Mr. Casey, once vested, the performance-based restricted shares granted in 2012 and 2013 may not be sold for an additional one year period (except to satisfy tax obligations resulting from vesting of such shares).

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per share

Michael D. Casey	2/24/2011	40,000	—	$28.44
	3/30/2011	—	80,000	$28.39
	2/22/2012	35,000	100,000	$42.61
	2/20/2013	25,000	50,000	$59.27

Richard F. Westenberger	2/24/2011	16,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	4,000	8,000	$59.27

Brian J. Lynch	2/24/2011	21,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	9,000	18,000	$59.27

Kevin D. Corning	2/20/2013	10,000	8,000	$59.27

Jeffrey B. Williams	2/20/2013	4,900	3,400	$59.27

Lisa A. Fitzgerald	2/24/2011	16,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	4,000	8,000	$59.27

(b)	The amounts disclosed in this column represent the total grant date fair value for the following grants. These time based stock options vest in four equal, annual installments following the date of the grant.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/24/2011	80,000	$12.00	$28.44
	2/22/2012	70,000	$15.27	$42.61
	2/20/2013	50,000	$20.09	$59.27

Richard F. Westenberger	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	8,000	$20.09	$59.27

Brian J. Lynch	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	18,000	$20.09	$59.27

Kevin D. Corning	2/20/2013	20,000	$20.09	$59.27

Jeffrey B. Williams	2/20/2013	6,400	$20.09	$59.27

Lisa A. Fitzgerald	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	8,000	$20.09	$59.27

(c)	The amounts shown as “All Other Compensation” for fiscal 2013 consist of the following:

Name	401(k) Company Match	Relocation	Gross-ups	Total
Michael D. Casey	$23,000	$—	$—	$23,000
Richard F. Westenberger	$17,500	$—	$—	$17,500
Brian J. Lynch	$23,000	$—	$—	$23,000
Kevin D. Corning.	$23,000	$109,962	$56,930	$189,892
Jeffrey B. Williams	$17,500	$280,883	$294,071	$592,454
Lisa A. Fitzgerald	$23,000	$—	$—	$23,000

Mr. Corning’s relocation reimbursements include reimbursement for moving expenses and temporary housing expenses.

Mr. Williams’ relocation reimbursements include reimbursement for lost value on the sale of his former residence, reimbursement of moving expenses and reimbursement of temporary housing expenses.

Mr. Corning’s and Mr. Williams’ gross-ups relate to relocation reimbursements.

(d)	Special one-time bonus related to Mr. Williams’ relocation.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to a named executive officer in fiscal 2013. This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2013. The exercise price disclosed is equal to the closing market price of our common stock on the date of grant. The last column reports the aggregate grant date fair value of all awards made in fiscal 2013 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Award Type	Equity Award Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael D. Casey	Cash Incentive Compensation	—	$281,250	$1,125,000	$2,250,000	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	25,000	25,000	$—	$1,481,750
	Shares (c)	2/20/2013	$—	$—	$—	—	50,000	50,000	$—	$2,963,500
	Options (d)	2/20/2013	$—	$—	$—	—	50,000	50,000	$59.27	$1,004,273

Richard F. Westenberger	Cash Incentive Compensation	—	$96,563	$386,250	$772,500	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	4,000	4,000	$—	$237,080
	Shares (c)	2/20/2013	$—	$—	$—	—	8,000	8,000	$—	$474,160
	Options (d)	2/20/2013	$—	$—	$—	—	8,000	8,000	$59.27	$160,684

Brian J. Lynch	Cash Incentive Compensation	—	$121,875	$487,500	$975,000	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	9,000	9,000	$—	$533,430
	Shares (c)	2/20/2013	$—	$—	$—	—	18,000	18,000	$—	$1,066,860
	Options (d)	2/20/2013	$—	$—	$—	—	18,000	18,000	$59.27	$361,538

Kevin D. Corning.	Cash Incentive Compensation	—	$89,063	$356,250	$712,500	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	10,000	10,000	$—	$592,700
	Shares (c)	2/20/2013	$—	$—	$—	—	8,000	8,000	$—	$474,160
	Options (d)	2/20/2013	$—	$—	$—	—	20,000	20,000	$59.27	$401,709

Jeffrey B. Williams	Cash Incentive Compensation	—	$75,000	$300,000	$600,000	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	4,900	4,900	$—	$290,423
	Shares (c)	2/20/2013	$—	$—	$—	—	3,400	3,400	$—	$201,518
	Options (d)	2/20/2013	$—	$—	$—	—	6,400	6,400	$59.27	$128,547

Lisa A. Fitzgerald	Cash Incentive Compensation	—	$99,375	$397,500	$795,000	—	—	—	$—	$—
	Shares (b)	2/20/2013	$—	$—	$—	—	4,000	4,000	$—	$237,080
	Shares (c)	2/20/2013	$—	$—	$—	—	8,000	8,000	$—	$474,160
	Options (d)	2/20/2013	$—	$—	$—	—	8,000	8,000	$59.27	$160,684

(a)	The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold level performance is achieved under the financial performance measures. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum level performance is achieved under the financial performance measures.
(b)	Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments following the date of grant with the exception of 1,700 restricted shares granted to Mr. Williams. These shares will vest in full three years following the date of grant.
(c)	Shares of performance based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest upon meeting specific performance targets through fiscal 2015. Once vested, the performance based restricted shares for Mr. Casey may not be sold for an additional one year period (except to satisfy tax obligations resulting from vesting of such shares).
(d)	Time-based stock options were granted pursuant to the Company’s Equity Incentive Plan. These stock options vest ratably in four equal, annual installments following the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

The following table provides information concerning our named executive officers’ exercises of stock options and vesting of restricted stock during fiscal 2013. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	200,000	$10,561,500	60,000	$3,450,100
Richard F. Westenberger	14,600	$781,246	8,500	$503,360
Brian J. Lynch	—	—	9,750	$566,798
Kevin D. Corning.	—	—	—	—
Jeffrey B. Williams	—	—	3,850	$239,499
Lisa A. Fitzgerald	20,600	$871,346	10,000	$594,850

(a)	Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.
(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the market price of the Company’s stock on the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal 2013. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Michael D. Casey	12,000	—	—	$34.32	2/16/2016	—	$—
	12,000	—	—	$22.19	2/15/2017	—	$—
	125,000	—	—	$17.90	8/6/2018	—	$—
	100,000	—	—	$18.14	3/12/2019	—	$—
	60,000	20,000	—	$28.04	2/16/2020	—	$—
	40,000	40,000	—	$28.44	2/24/2021	—	$—
	17,500	52,500	—	$42.61	2/22/2022	—	$—
	—	50,000	—	$59.27	2/20/2023	—	$—
	—	—	—	$—	—	311,250	$22,120,538

Richard F. Westenberger	5,400	—	—	$16.84	2/6/2019	—	$—
	9,750	3,250	—	$28.04	2/16/2020	—	$—
	6,000	6,000	—	$28.44	2/24/2021	—	$—
	2,000	6,000	—	$42.61	2/22/2022	—	$—
	—	8,000	—	$59.27	2/20/2023	—	$—
	—	—	—	$—	—	32,000	$2,274,240

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Brian J. Lynch	2,800	—	—	$34.32	2/16/2016	—	$—
	6,000	—	—	$22.19	2/15/2017	—	$—
	8,000	—	—	$22.79	12/3/2017	—	$—
	8,000	—	—	$14.48	5/8/2018	—	$—
	20,000	—	—	$18.14	3/12/2019	—	$—
	9,750	3,250	—	$28.04	2/16/2020	—	$—
	6,000	6,000	—	$28.44	2/24/2021	—	$—
	2,000	6,000	—	$42.61	2/22/2022	—	$—
	—	18,000	—	$59.27	2/20/2023	—	$—
	—	—	—	$—	—	49,500	$3,517,965

Kevin D. Corning	—	20,000	—	$59.27	2/20/2023	—	$—
	—	—	—	$—	—	18,000	$1,279,260

Jeffrey B. Williams	6,000	—	—	$22.79	12/3/2017
	6,000	—	—	$18.14	3/12/2019
	3,750	1,250	—	$28.04	2/16/2020
	3,700	3,700	—	$28.44	2/24/2021	—	$—
	2,500	2,500	—	$30.17	8/9/2021	—	$—
	1,250	3,750	—	$42.61	2/22/2022	—	$—
	—	6,400	—	$59.27	2/20/2023	—	$—
			—	$—	—	14,625	$1,039,399
Lisa A. Fitzgerald	10,000	10,000	—	$28.04	2/16/2020	—	$—
	5,400	6,000	—	$28.44	2/24/2021	—	$—
	2,000	6,000	—	$42.61	2/22/2022	—	$—
	—	8,000	—	$59.27	2/20/2023	—	$—
	—	—	—	$—	—	36,000	$2,558,520

(a)	Unexercisable options relate to the awards listed in the table below. These time based stock options vest in four equal, annual installments following the date of the grant.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/16/2010	80,000	$11.89	$28.04
	2/24/2011	80,000	$12.00	$28.44
	2/22/2012	70,000	$15.27	$42.61
	2/20/2013	50,000	$20.09	$59.27

Richard F. Westenberger	2/16/2010	13,000	$11.89	$28.04
	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	8,000	$20.09	$59.27

Brian J. Lynch	2/16/2010	13,000	$11.89	$28.04
	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	18,000	$20.09	$59.27

Kevin D. Corning	2/20/2013	20,000	$20.09	$59.27

Jeffrey B. Williams	2/16/2010	5,000	$11.89	$28.04
	2/24/2011	7,400	$12.00	$28.44
	2/22/2012	5,000	$15.27	$42.61
	2/20/2013	6,400	$20.09	$59.27

Lisa A. Fitzgerald	2/16/2010	40,000	$11.89	$28.04
	2/24/2011	12,000	$12.00	$28.44
	2/22/2012	8,000	$15.27	$42.61
	2/20/2013	8,000	$20.09	$59.27

(b)	Equity Incentive Plan awards relate to the following grants:

The time based restricted stock awards vest in four equal, annual installments following the date of grant, with the exception of 1,700 shares granted to Mr. Williams in 2013. These shares will vest in full three years following the date of grant.

Vesting of the performance based stock awards is contingent upon meeting specific performance targets through fiscal 2014 in the case of awards granted in fiscal 2011 and 2012, and through fiscal 2015 in the case of awards granted in fiscal 2013. For Mr. Casey, once vested, the performance-based restricted shares granted in 2012 and 2013 may not be sold for an additional one year period (except to satisfy tax obligations resulting from vesting of such shares).

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/16/2010	40,000	—	$28.04
	2/24/2011	40,000	—	$28.44
	3/30/2011	—	80,000	$28.39
	2/22/2012	35,000	100,000	$42.61
	2/20/2013	25,000	50,000	$59.27

Richard F. Westenberger	2/16/2010	4,000	—	$28.04
	2/24/2011	16,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	4,000	8,000	$59.27

Brian J. Lynch	2/16/2010	4,000	—	$28.04
	2/24/2011	21,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	9,000	18,000	$59.27

Kevin D. Corning	2/20/2013	10,000	8,000	$59.27

Jeffrey B. Williams	2/16/2010	2,000	—	$28.04
	2/24/2011	2,900	—	$28.44
	8/9/2011	5,000	—	$30.17
	2/22/2012	2,500	—	$42.61
	2/20/2013	4,900	3,400	$59.27

Lisa A. Fitzgerald	2/16/2010	20,000	—	$28.04
	2/24/2011	16,000	—	$28.44
	2/22/2012	4,000	8,000	$42.61
	2/20/2013	4,000	8,000	$59.27

(c)	Amount based on the closing market price per share of the Company’s common stock on December 28, 2013 of $71.07.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

All of the issuer’s outstanding stock is owned by Carter’s, Inc. The following table sets forth the number of shares of Carter’s, Inc. common stock owned by each of the following parties as of March 26, 2014, or as of such other date as indicated: (a) each person known by Carter’s, Inc. to own beneficially more than five percent of the outstanding common stock; (b) the individuals designated by Carter’s, Inc. as “named executive officers” as determined in accordance with SEC rules; (c) each director; and (d) all directors and executive officers as a group. Unless otherwise indicated below, the holders’ address is 3438 Peachtree Road, Suite 1800, Atlanta, Georgia 30326.

Name of Beneficial Owner	Shares	Percent
Morgan Stanley (1)	5,703,177	10.6%
Tiger Global Management, LLC (2)	5,653,031	10.5%
BlackRock, Inc.(3)	3,951,813	7.4%
Janus Capital Management LLC (4)	3,292,379	6.1%
The Vanguard Group, Inc. (5)	3,039,742	5.7%
Pennant Capital Management LLC (6)	2,899,400	5.4%
Hound Partners, LLC (7)	2,730,774	5.1%
Michael D. Casey (8)	1,077,936	2.0%
Brian J. Lynch (8)	126,529	*
Jeffrey B. Williams (8)	47,280	*
Kevin D. Corning (8)	27,502	*
Richard F. Westenberger (8)	76,038	*
Amy Woods Brinkley (8)	15,969	*
Vanessa J. Castagna (8)	16,727	*
A. Bruce Cleverly (8)	11,399	*
Jevin S. Eagle (8)	6,333	*
Paul Fulton (8)	100,843	*
William J. Montgoris (8)	29,144	*
David Pulver (8)	47,553	*
John R. Welch (8)	68,863	*
Thomas E. Whiddon (8)	69,832	*
All directors and executive officers as a group (8)	1,903,977	3.5%

*	Indicates less than 1% of our common stock.

(1)	This information is based on Schedule 13G, filed with the SEC on February 11, 2014. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management, Inc., an investment advisor. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power covering 5,489,185 shares and sole dispositive power covering 5,703,177 shares of our common stock. Morgan Stanley Investment Management, Inc. has sole voting power covering 5,484,369 shares and sole dispositive power covering 5,698,361 shares of our common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(2)	This information is based on Schedule 13G/A, filed with the SEC on February 14, 2014. Tiger Global Investments, L.P. has shared voting power and dispositive power covering 4,454,169 shares of our common stock. Tiger Global Management, LLC, Tiger Global Performance, LLC, Charles P. Coleman III, Scott Shleifer, and Feroz Dewan have shared voting and dispositive power covering 5,653,031 shares of our common stock. The address for Tiger Global Management is 101 Park Ave. 48th Floor, New York, NY 10178.

(3)	This information is based on Schedule 13G, filed with the SEC on January 28, 2014. BlackRock, Inc. has sole voting power covering 3,753,750 shares and dispositive power covering 3,951,813 shares of our common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	This information is based on Schedule 13G, filed with the SEC on February 14, 2014. Janus Capital Management, LLC has sole voting power and dispositive power covering 3,292,379 shares of our common stock. INTECH Investment Management (a direct subsidiary of Janus Capital Management, LLC) has shared voting power and dispositive power covering 380,800 shares of our common stock. The address for Janus Capital Management, LLC is 151 Detroit Street, Denver, CO 80206.

(5)	This information is based on Schedule 13G, filed with the SEC on February 11, 2014. The Vanguard Group, Inc. has sole voting power covering 33,772 shares and sole dispositive power covering 3,009,470 shares of our common stock. The Vanguard Group, Inc. has shared dispositive power covering 30,272 shares of our common stock. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)	This information is based on Schedule 13G, filed with the SEC on February 14, 2014. Pennant Capital Management, LLC and Alan Fournier, its Managing Member, have shared voting power and dispositive power covering 2,899,400 shares of our common stock. The address for Pennant Capital Management, LLC is One DeForest Avenue, Suite 200, Summit, NJ 07901.

(7)	This information is based on Schedule 13G, filed with the SEC on January 31, 2014. Hound Partners, LLC and Jonathan Auerbach have shared voting power and dispositive power covering 2,730,774 shares of our common stock. The address for Hound Partners, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178.

(8)	The amount includes a) number of shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2014 and b) number of shares of restricted common stock. See the detail for each director and named executive officer below:

Name	Exercisable Stock Options	Restricted Common Stock

Michael D. Casey	436,500	321,250
Richard F. Westenberger	28,400	30,700
Brian J. Lynch	56,500	51,250
Kevin D. Corning	5,000	21,200
Jeffrey B. Williams	24,400	14,550
All Directors and Executive Officers of the Group	610,200	529,800

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC and the NYSE. Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2013 except for one delayed Form 4 for Bruce Cleverly reporting three transactions resulting from dividend reinvestments pursuant to default broker instructions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plan as of the end of its last fiscal year:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	1,677,741	(1)	$35.37	2,597,512
Equity compensation plans not approved by security holders	—		—	—

Total	1,677,741		$35.37	2,597,512

(1)	Represents stock options that are outstanding or that are available for future issuance pursuant to the Company’s Amended and Restated Equity Incentive Plan.

PROPOSAL NUMBER TWO

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this proxy statement beginning on page 19 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2013 with respect to the compensation of the Company’s named executive officers.

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. The Company’s compensation program for its named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the named executive officers’ total direct compensation to Company performance in the form of incentive compensation.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is commonly referred to as the “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR the approval of compensation of the Company’s named executive officers as disclosed in this proxy statement.

Vote Required

Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons be reviewed by our Chief Financial Officer, and all such transactions involving more than $10,000 be reviewed with and approved by our Audit Committee. Our Chief Financial Officer annually reviews all transactions with related persons with our Audit Committee.

There were no such transactions during fiscal 2013.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board. The Audit Committee’s charter is available in the Investor Relations section of our website at www.carters.com. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended December 28, 2013 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the fiscal year ended December 28, 2013 be included in our Annual Report on Form 10-K for fiscal 2013 for filing with the SEC.

Submitted by the Audit Committee

Mr. David Pulver, Chairman
Ms. Amy Woods Brinkley
Mr. William J. Montgoris
Mr. Thomas E. Whiddon

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

PROPOSAL NUMBER THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Pricewaterhouse Coopers (“PwC”) to serve as the Company’s independent registered public accounting firm for fiscal 2014, and the Board recommends that shareholders ratify this appointment. The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification. The Board recommends that shareholders ratify this appointment at the Annual Meeting. Shareholder ratification of the appointment of PwC is not required by law or otherwise. The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders. A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and be available to respond to appropriate questions. For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use of PwC for specific types of services that fall within categories of non-audit services, including various tax services. The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2013 and 2012 were as follows:

	2013	2012
Audit Fees	$1,995,000	$1,260,100
Audit-Related Fees	—	—
Tax Fees	—	3,425
All Other Fees	3,640	3,640

Total Fees	$1,998,640	$1,267,165

•	Audit Fees for fiscal years 2013 and 2012 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements and review of other significant transactions, and related out-of-pocket expenses.

•	Tax Fees for fiscal 2012 were for assistance with an audit performed by the State of California.

•	All Other Fees for fiscal years 2013 and 2012 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

2013 RETAIL SURVEY PARTICIPANT LIST (“RETAIL SURVEY”)

Abercrombie & Fitch Co.	Intermix, LLC
Academy Sports & Outdoors	J. C. Penney Company, Inc.
American Eagle Outfitters, Inc.	J. Crew Group, Inc.
Ann Inc.	Kenneth Cole Productions, Inc.
Artizia	Kohl’s Corporation
Ascena Retail Group, Inc.	L.L. Bean, Inc.
Belk, Inc.	Limited Brands, Inc.
The Bon-Ton Stores	lululemon athletica, inc.
Brooks Brothers	Lord & Taylor
Cabela’s Inc.	Macy’s, Inc.
Charlotte Russe Inc.	Neiman Marcus, Inc.
Charming Shoppes, Inc.	New York & Company, Inc.
Chico’s FAS, Inc.	Nordstrom, Inc.
The Children’s Place, Inc.	Payless Holdings
Coach, Inc.	Perry Ellis International, Inc.
David’s Bridal	Phillips-Van Heusen Corporation
Dick’s Sporting Goods, Inc.	Polo Ralph Lauren Corporation
DSW, Inc.	QVC Inc.
Express, Inc.	Ross Stores, Inc.
Fifth & Pacific Companies, Inc.	rue21, inc.
Finish Line, Inc.	Saks Incorporated
Foot Locker, Inc.	Sears Holding Corporation
Fossil Group, Inc.	Stage Stores, Inc.
Gap Inc.	The Talbots, Inc.
Hot Topic, Inc.	TJX Companies, Inc.
Hudson’s Bay Company	Vera Bradley, Inc.

A-1

Invitation to Carter’s, Inc.

2014 Annual Meeting of Shareholders

Carter’s, Inc. will conduct its Annual Meeting of Shareholders on Wednesday, May 14, 2014, at 8:00 a.m. The meeting will be held at our offices located at 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m. The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of stock ownership as of the record date of March 25, 2014 will be required to enter the meeting. Photo identification is also required for admission.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:

Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

PROXY

CARTER’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.

ANNUAL MEETING OF SHAREHOLDERS - MAY 14, 2014

The undersigned hereby appoints Michael D. Casey and Michael C. Wu as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 14, 2014, and at any and all adjournments thereof.

The proxies will vote as directed by the shareholder on this proxy card. If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Class II directors, compensation paid to the Company’s named executive officers, and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)

3438 Peachtree Road NE Suite 1800 Atlanta, Georgia 30326
VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2014. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MATERIALS

If you would like to reduce Carter’s costs and the environmental impact of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting using the Internet and, when prompted, indicate that you agree to receive, or access, shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23795-P93949	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
		For	Against	Abstain

Vote on Election of Directors
1.	Election of Class II directors:
Nominees:
	1a. Amy Woods Brinkley	☐	☐	☐
	1b. Michael D. Casey	☐	☐	☐
	1c. A. Bruce Cleverly	☐	☐	☐
	1d. Jevin S. Eagle	☐	☐	☐
The Board of Directors recommends a vote FOR the election of the Class II Nominees.
Vote to approve named executive compensation		For	Against	Abstain
2.	Advisory approval of executive compensation.	☐	☐	☐
The Board of Directors recommends a vote FOR the approval of executive compensation.
Vote on Ratification of PricewaterhouseCoopers LLP		For	Against	Abstain
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.	☐	☐	☐
The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.
PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
		Yes	No
	Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date